Exhibit 10.8

10700 Bren Road West Minnetonka, MN 55343 USA	Phone: 952-933-4666 Fax: 952-930-6157
June 27, 2007
Barry Caldwell
Chief Executive Officer
Iridex Corporation
1212 Terra Bella Avenue
Mountain View, CA 94043
Dear Barry:
This letter sets forth our mutual agreement with regard to: (a) the Product Supply Agreement, dated January 16, 2007, between Laserscope and Iridex Corporation (the “Supply Agreement”); (b) Iridex’s material, uncured breach of the Supply Agreement; and (c) the conditions under which Laserscope would agree not to exercise its right to terminate the Supply Agreement immediately.
Iridex acknowledges and agrees that: (a) as of the date hereof Iridex owes Laserscope an aggregate of $3,487,141.96 for products and service parts previously shipped to Iridex, consisting of $3,440,689.15 due under outstanding invoices and $46,452.81 in interest at the rate of 1.5% per month; (b) on May 23, 2007, Laserscope delivered to Iridex a letter (the “May 23, 2007 Letter”) in which it validly notified Iridex of its material breach of the Supply Agreement pursuant to Section 7.2 thereof; (c) Iridex’s opportunity to cure its material breach of the Supply Agreement expired on June 22, 2007 and it did not timely cure its material breach; and (d) Laserscope has the right to terminate the Supply Agreement immediately upon written notice to Iridex with no additional notice period or opportunity to cure.
Beginning with the week of July 2, 2007, Iridex will pay $400,000 per week to Laserscope, by wire transfer in immediately available funds, against outstanding invoices, plus accrued interest. Laserscope will apply these payments first to invoices (both invoiced amount and accrued interest) that have been outstanding the longest. Iridex will pay all outstanding invoices in full, plus accrued interest, upon the earlier of (a) two (2) business days following the closing of its contemplated equity financing of approximately $5 million or (b) July 31, 2007. Upon payment in full of all outstanding invoices, plus accrued interest, in accordance with this letter, Iridex will be deemed to have cured its material breach of the Supply Agreement described in the May 23, 2007 Letter, and the Supply Agreement shall remain in full force and effect, as amended by this letter.
As long as Iridex complies with its obligation to make payments to Laserscope in accordance with this letter, Laserscope will ship service parts and products to Iridex under the Supply

Iridex Corporation
June 27, 2007

Agreement only on a cash in advance or confirmed letter of credit basis. Iridex further acknowledges and agrees that after Iridex has paid in full all outstanding invoices, plus accrued interest, in accordance with this letter, Laserscope will ship service parts and products to Iridex under the Supply Agreement only on a cash in advance or confirmed letter of credit basis for the remaining term of the Supply Agreement. This paragraph shall constitute an amendment to Section 3.2 of the Supply Agreement.
Laserscope agrees that for so long as Iridex complies with its obligation to make payments to Laserscope in accordance with this letter, Laserscope will not exercise its right to terminate the Supply Agreement as a result of the material breach described in the May 23, 2007 Letter. If Iridex fails to comply in any respect with its obligation to make timely payments to Laserscope in accordance with this letter, Iridex agrees that Laserscope has the right to terminate the Supply Agreement immediately upon written notice to Iridex with no additional notice period or opportunity to cure.
Except as specifically provided herein, this letter shall not be deemed or construed to release Iridex from its obligations under the Supply Agreement or any other agreement between the parties or constitute an agreement or waiver of any other disputes between the parties.
Please acknowledge your agreement to the terms and conditions set forth in this letter by signing a copy of this letter and returning it to me.
Very truly yours,
LASERSCOPE
John F. Nealon
Senior Vice President, Business Development
Acknowledged and Agreed to as of
June [27], 2007
IRIDEX CORPORATION

By:	/s/ Barry Caldwell Barry Caldwell
Chief Executive Officer